Exhibit 99.1
STONE ENERGY CORPORATION
Announces the death of its Founder and Chairman
LAFAYETTE, LA. January 15, 2008
     Stone Energy Corporation (NYSE: SGY) sadly announced that its founder and chairman, Mr. James H. Stone, passed away yesterday evening.
     Mr. Stone started his first oil and gas company over 55 years ago and brought Stone Energy Corporation public in 1993. Under his leadership and direction, the company has grown to a market capitalization of over $1.2 billion.
     “Jimmy will be sorely missed by the company, his friends and his family,” stated David Welch, Chief Executive Officer. “He built Stone Energy into a premier energy company, and his positive influence on the company will continue long after his death. Jimmy provided the company with great leadership, enthusiasm and business savvy during his tenure as CEO and Chairman. Our thoughts and prayers go out to his family.”
     Mr. Stone was a decorated Marine Corps officer in World War II and the Korean War. He was a graduate of Williams College, attended Texas A&M graduate school in geology, and was a long-time resident of New Orleans, Louisiana. Mr. Stone was 82 years old.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.